Exhibit 23.11

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the Registration Statement on Form S-4 and related Joint Proxy Statement/Prospectus of Chesapeake Energy Corporation for the proposed merger between Chesapeake Energy Corporation and WildHorse Resource Development Corporation of our report, dated January 23, 2018, with respect to our audit of estimates of proved reserves and future net revenues as of December 31, 2017 for WildHorse Resource Development Corporation. We also hereby consent to all references to our firm or such report included in or incorporated by reference into such Registration Statement and related Joint Proxy Statement/Prospectus.

Very truly yours,

/s/ W. Todd Brooker, P.E.

W. Todd Brooker, P. E.
President

Cawley, Gillespie & Associates, Inc.

Texas Registered Engineering Firm F-693

Austin, Texas

December 4, 2018